PRESS RELEASE

JetBlue Announces Retirement of General Counsel

NEW YORK (May 18, 2018) - JetBlue Airways Corp. (Nasdaq: JBLU) today announced that James Hnat, the airline’s longtime corporate secretary, executive vice president corporate affairs and general counsel, will be retiring from his role effective June 30. Mr. Hnat will continue to advise the company with respect to its investment in JetSuite and JetBlue Technology Ventures through the end of 2018 and will continue to serve on the JetSuite Board of Directors.

He joined JetBlue in 2001 at a time when the start-up served just 14 domestic cities. Since then, the airline has grown to employ nearly 22,000 crewmembers and serve 102 cities with a fleet of 245 aircraft.

“I’d like to thank Jim for his many years of tremendous service to JetBlue,” Mr. Hayes said. “Jim’s leadership has contributed to JetBlue’s success from its early days as a start-up airline to the admired and trusted brand it has become today. All along the way, he has been a true champion of JetBlue’s culture and values as we’ve grown to nearly 22,000 crewmembers across the Americas.”

“Jim has been integral to JetBlue’s growth and success over the years,” said Joel Peterson, chairman of JetBlue’s board of directors. “It’s been an honor to work alongside him and see the big imprint he has made on the JetBlue brand. Without a doubt, he has played a significant role in helping cement JetBlue’s standing as a competitive force for good in our industry.”

“It’s been an honor to serve JetBlue, our Board of Directors, and all of our crewmembers over the past 17 years,” said Mr. Hnat. “In particular I’d like to thank the teams I’ve had the privilege to lead over the years and the values they have demonstrated in building JetBlue. I wish every success to JetBlue as it continues to lead the aviation industry into the future.”

Brandon Nelson, currently vice president, associate general counsel, will serve as JetBlue’s acting general counsel, reporting to Hayes. He will oversee JetBlue’s legal strategy and work closely with JetBlue’s government and airport affairs team, led by Rob Land, senior vice president government affairs and associate general counsel, who will also report directly to Hayes.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 102 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit www.jetblue.com.

Media:
JetBlue Corporate Communications
+1 718-709-3089
corpcomm@jetblue.com

###